Exhibit 10.2
SPIRIT AEROSYSTEMS HOLDINGS, INC.
2014 OMNIBUS INCENTIVE PLAN

FORM OF

TIME-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

Grantee: ●
Award: ● Restricted Stock Units
Grant Date: ●
Fair Market Value on Grant Date: $●

This Time-Based Restricted Stock Unit Award Agreement (the “Award Agreement”) is dated as of the Grant Date by and between the Grantee and Spirit AeroSystems Holdings, Inc. (the “Company”), pursuant to the Spirit AeroSystems Holdings, Inc. 2014 Omnibus Incentive Plan (as amended from time to time, the “Plan”) and the Company’s Long-Term Incentive Program (as amended from time to time, the “LTIP”). Capitalized terms not defined in this Award Agreement have the meanings as used or defined in the Plan.

1.    Award. Pursuant to the Plan and the LTIP, the Company hereby awards to the Grantee this award of Restricted Stock Units (this “Award”). Each Restricted Stock Unit represents the right to receive one Share, subject to the terms and conditions set forth in this Award Agreement, the Plan, and the LTIP, including but not limited to the vesting conditions contained in Paragraph 2.

2.    Vesting and Expiration of Restricted Period. Except as otherwise provided herein or in the Plan or the LTIP, the Restricted Stock Units will vest and the Restricted Period will expire over the three years following the Grant Date pursuant to the following vesting schedule:

Years of Service After the Grant Date	Vested Percentage
Less than 1	0%
1 but less than 2	33%
2 but less than 3	66%
3 or more	100%
The Grantee will be credited with a year of service after the Grant Date for each 12-month period after the Grant Date during which the Grantee is continuously employed by the Company or an Affiliate. Notwithstanding the foregoing, the Committee may at any time, in its sole discretion, credit the Grantee with additional service or otherwise accelerate vesting or remove restrictions with respect to the Restricted Stock Units, if the Committee determines, in its sole discretion, it is in the best interests of the Company to do so.

3.    Delivery. Except as otherwise provided herein, as soon as administratively feasible following the earlier of (a) the date on which the Restricted Stock Units vest pursuant to the schedule prescribed in Section 2, (b) upon the Grantee’s death or Disability, in accordance with Section 6 below, or (c) upon the Grantee’s Retirement, in accordance with Section 7 below (but in all cases, no later than 90 days following such payment event, except in the case of death, in which case, payment can be at any time permitted under Code Section 409A), the Company will deliver to the Grantee one Share for each outstanding Restricted Stock Unit granted hereunder. Notwithstanding the foregoing, the Company may, in its sole discretion, (a) elect to pay cash in respect of all or part of such Restricted Stock Units or (b) defer the delivery of Shares beyond the date on which such Restricted Stock Units vest, if such extension would not cause adverse tax consequences under Code Section 409A. If cash is paid in respect of all or part of the Restricted Stock Units granted hereunder, the amount of cash paid will be equal to the Fair Market Value of the Shares as of the date on which the applicable Restricted Stock Units vest.
4.    Dividends. Any dividends payable on Shares corresponding to the Restricted Stock Units granted hereunder will be held and accumulated by the Company in the form of Dividend Equivalents until such Restricted Stock Units vest. To the extent Dividend Equivalents are accumulated with respect to the Restricted Stock Units, they will be delivered (without interest) to the Grantee within 30 days following the date on which the Restricted Stock Units vest. The Grantee’s right to any Dividend Equivalents is subject to forfeiture provisions, as set forth in Paragraph 5.
5.    Forfeiture. Except as provided in Paragraph 6 or 7 and Sections 13.1 and 15.7 of the Plan, or as otherwise determined by the Committee, upon the Grantee’s Termination prior to vesting and the expiration of the Restricted Period, any outstanding, unvested Restricted Stock Units will be forfeited. No Dividend Equivalents will be paid in respect to such forfeited Restricted Stock Units.
6.    Death or Disability. Notwithstanding any other provision of this Award Agreement or the Plan, upon the Grantee’s death or Disability prior to vesting and the expiration of the Restricted Period, the Grantee will fully vest in his or her outstanding, unvested Restricted Stock Units.
7.    Retirement. Notwithstanding any other provision of this Award Agreement or the Plan, upon the Grantee’s Termination due to Retirement prior to vesting and the expiration of the Restricted Period, the Grantee will fully vest in his or her outstanding, unvested Restricted Stock Units. For purposes of this Award Agreement, “Retirement” means any Termination on or after the date when the Grantee has attained age 62, other than a Termination by the Company for Cause, a Termination by Grantee at a time that Cause exists, or a Termination due to the Grantee’s death or Disability.

8.    Change of Control. Upon a Change in Control and the incurrence of a Qualifying Termination, the Grantee shall be entitled to the treatment specified in Article 13 of the Plan.
9.    Clawback Policy/Recoupment. This Award of Restricted Stock Units is subject to the clawback provisions of Section 15.20 of the Plan, any applicable law and any Company policy on the recovery of compensation, as it exists now or as later adopted and as amended and in effect from time to time. For these purposes, the parties acknowledge that this Award Agreement is deemed to provide the Committee with discretion to take all actions permitted by Section 15.20, and the Committee is deemed to have provided for all forfeiture and repayment requirements with respect to this Award, as described therein.
10.    Transferability and Resale Restrictions. Prior to vesting and the expiration of the Restricted Period, the Restricted Stock Units and the rights relating thereto may not be assigned, alienated, pledged, attached, sold, or otherwise transferred or encumbered by the Grantee other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer, or encumbrance will be void and unenforceable against the Company or any Affiliate. Any Shares delivered pursuant to this Award Agreement will be subject to such conditions and restrictions on transfer (if any) as are set forth in the Company’s certificate of incorporation and bylaws, as well as any stockholders agreement and any other agreement entered into with respect to such Shares.
11.    Tax Representations and Tax Withholding. The Grantee has had an opportunity to review with his or her own tax advisors the federal, state, local and foreign tax consequences of the transactions contemplated by this Award Agreement. The Grantee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Grantee will be required to pay to the Company or any Affiliate, and the Company or any Affiliate will have the right to withhold, from any cash or Shares deliverable under this Award or from any compensation or other amounts owing to the Grantee, the amount of any required withholding taxes in respect of this Award, its exercise, or any payment or transfer under this Award and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such withholding and taxes.
12.    Entire Agreement. The Plan and the LTIP are incorporated herein by reference. This Award Agreement, the Plan and the LTIP constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior understandings and agreements with respect to such subject matter. Except as otherwise set forth herein, this Award Agreement shall be construed in accordance with the provisions of the Plan and if and to the extent that this Award Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control. Any action taken or decision made by the Committee arising out of or in connection with the construction, administration, interpretation or effect of this Award Agreement shall lie within its sole discretion, as the case may be, and shall be final, conclusive and binding on the Grantee and all persons claiming under or through the Grantee.

13.    Severability. If any provision of this Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or entity or Award, or would disqualify the Award under any law deemed applicable by the Committee, such provision will be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Award Agreement, such provision will be construed or deemed stricken as to such jurisdiction, person or entity or Award and the remainder of the Award Agreement will remain in full force and effect.
14.    Amendment. The Committee may, to the extent consistent with the terms of this Award Agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel, or terminate, this Award or this Award Agreement, prospectively or retroactively, except that any such waiver, amendment, alteration, suspension, discontinuance, cancellation, or termination that would materially and adversely affect the rights of the Grantee under this Award Agreement will not be effective without consent of the Grantee. Except as provided in Section 14.1 of the Plan, the Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time.
15.    No Obligation to Employ. Nothing in this Award Agreement or the Plan will be construed as giving the Grantee any right to be retained in the employ or service of the Company or any Affiliate. The Company or any Affiliate may at any time dismiss the Grantee from employment or discontinue any consulting relationship, free from any liability or any claim under this Award Agreement and the Plan, unless otherwise expressly provided in this Award Agreement or the Plan. By accepting this Award, the Grantee will be deemed to have waived any claim to continued exercise or vesting of this Award or to damages or severance entitlement related to non-continuation of this Award beyond the period provided under this Award Agreement or the Plan, except to the extent of any provision to the contrary in any written employment contract or other agreement between the Company or any Affiliate and the Grantee, whether any such agreement is executed before, on, or after the Grant Date.
16.    Notices and Information. Any notice required to be given or delivered to the Company under the terms of this Award Agreement shall be in writing and addressed to the Corporate Secretary of the Company at its principal corporate offices. Any notice required to be given or delivered to the Grantee shall be in writing and addressed to the Grantee at the Grantee’s last known address on file with the Company. All notices shall be deemed to have been given or delivered upon: (i) personal delivery; (ii) three (3) days after deposit in the United States mail by certified or registered mail (return receipt requested); (iii) one (1) business day after deposit with any return receipt express courier (prepaid); or (iv) one (1) business day after transmission by facsimile. For additional information regarding this Award Agreement, the LTIP, the Plan or the administrators of the Plan, please contact the Company’s Corporate Secretary at 3801 South Oliver, Wichita, Kansas 67210, (316) 526-9000.
17.    Successors. The Company may assign any of its rights under this Award Agreement. This Award Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company.

18.    GOVERNING LAW. THIS AWARD AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND PERFORMED WHOLLY WITHIN THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PROVISIONS THEREOF.
19.    Electronic Delivery and Acceptance. The Company, in its sole discretion, may decide to deliver any documents related to current or future participation in the Plan and the LTIP by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan and the LTIP through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
20.    Headings. The headings in this Award Agreement are for convenience of reference only, and in the event of any conflict, the text of this Award Agreement, rather than such headings will control.

IN WITNESS WHEREOF, SPIRIT AEROSYSTEMS HOLDINGS, INC. has caused this Award Agreement to be duly executed and delivered as of the Grant Date.

By:    _________________________________
SPIRIT AEROSYSTEMS HOLDINGS, INC.
    Name:
    Title:

By:    __________________________
GRANTEE
Name: